Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on July 22, 2013, by and among nCrowd, Inc., a Delaware corporation (“Buyer”), Local Corporation, a Delaware corporation (“Local”), and Screamin Media Group, Inc., a Delaware corporation (a wholly owned subsidiary of Local, “SMG”, and collectively with Local, “Seller”). Buyer, Local and SMG are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets (and assume certain of the liabilities) of Seller in return for cash in conjunction with the transfer of Seller’s collective buying and “daily deals” business commonly known as Spreebird (and specifically excluding (i) all general and administrative functions, such as finance, human resources and other similar functions, provided by Seller in support of the Business, and the foregoing will not be included as part of the Business, and (ii) the operation of proprietary web sites, such as www.local.com, the operation of a location-based shopping data company, including the placement of location-based shopping data within rich media advertising, such as available at www.krillion.com, the operation of a private label directory business, such as Seller’s Local Connect offering, the operation of a premium ad network, and the operation of a sales and ad services business pursuant to which the Seller sells or licenses websites, web listings, display advertising (including rich media advertising), pay-per-click advertising and other services to small and medium size businesses) (the “Business”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1.    DEFINITIONS.

“Acquired Assets” (including data relating to active, inactive, and unsubscribed customers) means all right, title, and interest in and to (a) Seller’s customer subscriber base related to the Business, (b) the Merchant Database, and (c) those assets specifically set forth on Schedule 1.1 hereto; provided, however, that the Acquired Assets shall NOT include (i) the company charter, minute books, shares transfer books, blank share certificates, and other documents relating to the organization, maintenance, and existence of either SMG or Local as a company, (ii) any cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, (iii) any prepaid expenses (iv) any accounts receivable and notes receivable and books and records relating to such accounts receivable and notes receivable, or (v) any of the rights of SMG or Local under this Agreement.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business that is not already generally available to the public other than by reason of a breach of this Agreement. “Confidential Information” includes any information in the Merchant Database and any other information or data used or gathered in the Business or relating to the Acquired Assets.

“Excluded Assets” has the meaning set forth in Section 2(a) hereof.

“Excluded Liabilities” has the meaning set forth in Section 2(b) hereof.

“Financial Statements” has the meaning set forth in Section 3(i) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after a reasonable inquiry. “Knowledge of Seller” shall mean the actual knowledge, after a reasonable inquiry, of Heath Clarke and Michael Sawtell.

“Liability” or “Liabilities” (whether or not capitalized) means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Acquired Assets, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.

“Merchant Database” means all merchant contact information contained in Seller’s CRM (or similar) system related to the Business, including all merchants who have run “deals” with Seller since its inception (including all data relating to those deals), and all merchants considered leads to the extent maintained in such database.

“Merchant Payables” means all payables or Liabilities to merchants who have run “deals” with Seller related to the Business since its inception.

“Minimum Purchase Price” means Two Hundred Nine Thousand Nine Hundred Fifty Dollars ($209,950).

“Monthly Revenue Share” means an amount equal to the product of (i) forty percent (40%), multiplied by (ii) the Net Revenue for the preceding month at the time of calculation.

“Net Revenue” means, for any month, the difference between (i) the Buyer’s gross billing revenue resulting directly from the Acquired Assets during the month, minus (ii) the aggregate sum of Buyer’s merchant costs, credit card fees, refunds and credits (excluding PCL Claims that are set off pursuant to Section 7(f) of this Agreement), discounts and affiliate fees that are incurred with respect to the Acquired Assets for the month.

“Party” has the meaning set forth in the preface above.

“Payoff Date” means the thirteen (13) month anniversary of the Closing Date.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Recent Balance Sheet” has the meaning set forth in Section 3(i) below.

“Seller” has the meaning set forth in the preface above.

“Taxes” means any federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by law, order, contract or otherwise.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

SECTION 2.

BASIC TRANSACTION

(a)            Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. The Acquired Assets specifically do not include those items set forth on Schedule 2(a) (the “Excluded Assets”).

(b)            No Assumption of Liabilities. Buyer will not assume or have any responsibility with respect to any obligation or liability of Seller or related to the Acquired Assets to the extent such liability was incurred on or prior to the Closing Date or related to the period on or prior to the Closing Date (referred to as “Excluded Liabilities”). The “Excluded Liabilities” shall include, but not be limited to, the Merchant Payables owed with respect to the period on or prior to the Closing Date, credit-card chargebacks related to transactions undertaken on or prior to the Closing Date, refunds payable related to transactions undertaken on or prior to the Closing Dated, other accounts payable related to liabilities incurred on or prior to the Closing Date, Liabilities for accrued vacation pay or paid-time off owed by Seller, and Liabilities for Taxes owed by Seller.

(c)            Purchase Price. Buyer agrees to pay to Seller the following consideration:

 (i)        Commencing on August 22, 2013 (the “First Payment Date”) and on each of next twelve monthly anniversaries of the First Payment Date (with the First Payment Date, each a “Monthly Payment Date”) until and including the Payoff Date, Buyer shall pay to Local a monthly amount (a “Monthly Payment”) equal to the greater of (A) Five Thousand Dollars ($5,000), or (B) the Monthly Revenue Share.

 (ii)        If, and only if, the aggregate sum of the Monthly Payments made by the Buyer to the Local through and including the Payoff Date does not exceed the Minimum Purchase Price, commencing on the fourteen (14) month anniversary of the Closing Date and continuing on each succeeding monthly anniversary of the Closing Date, Buyer shall make Monthly Payments to Local, until the sum of all Monthly Payments made by Buyer equals the Minimum Purchase Price. For purposes of clarity, in the event that Local receives the Minimum Purchase Price prior to the Payoff Date, then Local shall continue to receive the Monthly Payment through and including the Payoff Date.

(d)            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in escrow via facsimile exchange of documents at such place and on such date as the Parties may mutually determine no later than one (1) business day following the satisfaction or waiver of all conditions set forth in Section 6 hereof (the “Closing Date”). Effective as of the closing, Local hereby releases and all Liens that it has in the assets of SMG that are included in the Acquired Assets.

(e)            Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer a bill of sale in a form acceptable to Buyer plus the various certificates, instruments, and documents referred to in Section 6(a) below, and such other instruments as Buyer and its counsel may reasonably request (such as a bill of sale); (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below, and such other instruments as Seller and its counsel may reasonably request; and (iii) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

(f)            Proration of Expenses. The operating expenses relating to the Acquired Assets and Business listed on Schedule 2(f) shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Closing Date or as soon thereafter as mutually agreed upon by the Parties.

SECTION 3.

REPRESENTATIONS AND WARRANTIES BY SMG AND LOCAL

SMG and Local jointly and severally represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a)            Organization of Seller. SMG is a corporation duly organized and validly existing with an “active” status under the laws of the State of Delaware. Local is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)            Authorization of Transaction. Each of SMG and Local has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SMG and Local, enforceable in accordance with its terms and conditions.

(c)            Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Local, SMG or any of their subsidiaries is subject or any provision of the certificate of incorporation or bylaws of Local or SMG, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SMG or Local is a party or by which it is bound or to which any of its respective assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets), except (A) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, would not have a Material Adverse Effect and would not create a Lien on the Acquired Assets, and (B) except for the third-party consents listed on Schedule 3(c) hereto, which consents will be provided on or prior to Closing. Neither SMG nor Local needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)            Brokers’ Fees. Neither SMG nor Local has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)            Title to Assets. SMG and Local have good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer. The Acquired Assets comprise all assets necessary to operate the Business immediately after the Closing in substantially the same manner that the Business was operated immediately prior to the Closing. Schedule 3(e) sets forth a list, as of the date hereof, of the number of direct subscribers to “deals” that the Seller has in each county in which the Seller operates the Business.

(f)            Subsidiaries. SMG is a wholly owned subsidiary of Local. SMG does not have any subsidiaries.

(g)            Legal Compliance. SMG has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced (or, to the Knowledge of SMG, threatened) against SMG alleging any failure so to comply.

(h)            Intellectual Property. To the Knowledge of Seller, none of the Acquired Assets infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties. To the Knowledge of Seller, no third-party is currently infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the rights of Seller in any Acquired Assets.

(i)            Financial Statements. Attached as Schedule 3(i) hereto are financial statements related to the Business and the Acquired Assets (collectively, the “Financial Statements”) consisting of (A) the unaudited pro forma balance sheet of the Business as of March 31, 2013 (the “Recent Balance Sheet”) and the related unaudited statements of earnings for the three-month period then ended, and (B) the unaudited pro forma balance sheet of the Business as of December 31, 2012 and the related unaudited statements of earnings for the twelve-month period then ended. The Financial Statements (a) are correct and complete in all material respects; (b) are prepared in accordance with the books and records of Seller on the accrual basis of accounting; and (c) fairly present, in all material respects, the assets, Liabilities, financial position, and results of operations of the Business as of the dates and for the periods indicated.

(j)            Books and Records. All accounts, books, ledgers, and official and other records material to the Business have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(k)            Tax Matters. All Tax Returns required to be filed by or on behalf of the SMG and Local have been timely filed and, when filed, were true, correct and complete, and such Tax Returns contain all disclosures required by law. SMG and Local have duly paid and/or withheld all Taxes that they are required to withhold and/or pay, including without limitation all employment withholding Taxes.

(l)            Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet or in Schedule 3(l), the Seller does not have any Liabilities related to the Business, other than commercial Liabilities related to the Business incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice. Schedule 3(l) also sets forth a true, correct, and complete list of all Merchant Payables as of the date hereof.

(m)            Contracts.     Schedule 3(m) contains a true, correct, and complete list of all material contracts, agreements, instruments, permits, and licenses (whether oral or written) that are used or held for use in the Business or necessary to operate the Business as it is currently conducted. Each contract or other document disclosed on Schedule 3(m) or required to be disclosed on Schedule 3(m) is a valid and binding contract of Seller and is in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default or breach under the terms of any such contract.

(n)            Litigation. Except as set forth on Schedule 3(n), neither SMG nor Local is subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor is it a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator related to the Business. To the Knowledge of Seller, no such action, suit, proceeding, hearing, or investigation has been threatened against SMG or Local related to the Business.

(o)            Subscribers and Merchants. Seller’s customer subscriber base information provided to Buyer sets forth all of Seller’s customers since inception related to the Business. The Merchant Database provided to Buyer sets forth all of merchants that are offering or have offered deals via Seller’s services since inception related to the Business, as well as all active target merchants related to the Business.

(p)            Privacy. Seller has complied with all applicable laws and regulations as well as its policies applicable to data privacy, data security, and/or personal information.

(q)            Disclosure. The representations and warranties contained in this Section 3 and the schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

(r)            Employees. Seller is not required to give any notice under, or otherwise comply with, the Workers Adjustment and Retraining Notification Act and any similar applicable state or local law, rule or regulation in connection with the entering into of this Agreement or any agreement contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

(s)            Dissolution of Seller. Neither Local nor SMG have an intention of dissolving without satisfying or settling known Liabilities to its creditors to the extent of its assets. The transactions contemplated hereby are not being made to hinder, delay, or avoid creditors of the Seller.

(t)            NO OTHER WARRANTIES OR REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, NEITHER LOCAL, SMG NOR ANY OF THEIR REPRESENTATIVES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO LOCAL, SMG OR THE CONTEMPLATED TRANSACTIONS, AND LOCAL AND SMG DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY LOCAL, SMG OR ANY OF ITS REPRESENTATIVES.

SECTION 4.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to SMG and to Local that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)            Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)            Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c)            Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(d)            Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its subsidiaries is subject or any provision of the certificate of incorporation or bylaws of Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its respective assets is subject, except (A) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, would not have a Material Adverse Effect and would not create a Lien on the Acquired Assets, and (B) except for the third-party consents listed on Schedule 4(d) hereto, which consents will be provided on or prior to Closing. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(e)            Availability of Funds. The Buyer will have the funds sufficient to pay to Local the Purchase Price as and when such obligations become due and to consummate the transactions contemplated by this Agreement.

(f)            Litigation. Except as set forth on Schedule 4(f), Buyer is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor is it a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator which questions the legality or propriety of the transactions contemplated by this Agreement or threatens to prevent or forestall the consummation of the transactions contemplated by this Agreement. To the Knowledge of Buyer, no such action, suit, proceeding, hearing, or investigation has been threatened against Buyer.

(g)            NO OTHER WARRANTIES OR REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4, NEITHER BUYER NOR ANY OF ITS REPRESENTATIVES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE CONTEMPLATED TRANSACTIONS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER OR ANY OF ITS REPRESENTATIVES.

SECTION 5.

POST-CLOSING COVENANTS

(a)               Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(i)         Seller shall provide Buyer access to Seller’s web- and database servers for up to thirty (30) days following the Closing Date for the sole purpose of integrating user and merchant data.

(ii)        Reserved.

(iii)       From and after the closing, SMG and Local shall not use or disclose any Confidential Information without the prior written consent of Buyer, except that Local may make such regulatory disclosures, including without limitation disclosures on Form 8-K and in its annual and quarterly reports, as it deems necessary or appropriate.

(iv)        Until the Buyer has paid the Minimum Purchase Price, Buyer shall continue to operate the 10% school rewards program that was operated by Seller prior to this Agreement in substantially the same manner as it has historically been operated by Seller.

(v)         Local and SMG agree that, for a period of two (2) years after the Closing (the “Restrictive Period”), Local and SMG shall not (and shall cause their respective Affiliates not to), directly or indirectly, own, manage, operate or control any company or business substantially similar to or competitive with the Business as of the Closing Date; provided however that nothing herein shall prevent Seller from (i) investing as a less than five percent (5%) shareholder of any company listed on a national securities exchange, or (ii) displaying or syndicating “deals” on behalf of third parties engaged in the Business or a business similar to the Business, provided that in no instance during the Restrictive Period shall any such distribution of “deals” be undertaken via email. For purposes of this paragraph, the term “Affiliate” shall have the meaning set forth in Rule 144 promulgated under the Securities Act of 1933, as amended.

(vi)       Until the Buyer has paid the Minimum Purchase Price, Buyer shall continue to provide “deals” to the customer subscriber base on at least a daily basis in substantially the same or better manner as it has historically been operated by Seller, including two (2) national deals per market per day (but Buyer will not be required to run a local deal each day).

(vii)      Until the Buyer has paid the Minimum Purchase Price or the 13 month anniversary following the Closing, whichever occurs later, Buyer shall provide Local with a monthly report of total Net Revenue derived from the Acquired Assets, an itemized schedule of those items substracted from the Buyer’s gross billing revenue resulting directly from the Acquired Assets during the month to arrive at the Net Revenue amount, and a list of deals run pursuant to Section 5(a)(vi) for the immediately preceding month.

SECTION 6.

CONDITIONS TO OBLIGATION TO CLOSE

(a)             Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)       the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)      Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)      Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)–(ii) is satisfied in all respects;

(iv)      Seller shall have delivered to Buyer administrative access to Spreebird.com applications, databases and code stores;

(v)       all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be in compliance with the terms and conditions of this Agreement;

(vi)     all of Seller’s secured creditors shall have released any and all interest in and to the Acquired Assets, including any Liens; and

(vii)     Buyer shall have received all necessary third party consents for the transfer of contracts and other rights included within the Acquired Assets.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)             Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)        the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)        Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)       Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)–(ii) is satisfied in all respects; and

(iv)       all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be in compliance with the terms and conditions of this Agreement.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

SECTION 7.

INDEMNITIES

(a)            Indemnity by Seller. SMG and Local shall jointly and severally indemnify and hold harmless Buyer and its directors, officers, and employees (collectively, “Buyer Indemnified Parties”), from and against any and all Liabilities, losses, damages, demands, claims, suits, costs and expenses, including without limitation reasonable attorneys’ fees, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following: (i) any inaccuracy in or breach or non-fulfillment of any of the representations, warranties, covenants or agreements made by SMG or Local in this Agreement or the other agreements and documents to be executed and delivered by SMG or Local pursuant to this Agreement; (ii) any and all Taxes (including all associated penalties, additions to Tax, and interest) relating to the Acquired Assets for all taxable periods ending before the Closing Date and the portion through the end of the day immediately before the Closing Date for any taxable period that includes (but does not end on) such day; (iii) any Excluded Liability and other Liability or obligation of SMG or Local of any nature whatsoever arising prior to the Closing Date; (iv) any unpaid Merchant Liabilities that Buyer, in Buyer’s sole reasonable discretion, elects to pay on behalf of Seller after providing notice and opportunity for Seller to pay, (v) any refunds or credits that, Buyer’s sole discretion, elects to issue to Seller’s pre-Closing subscribers (unless Seller elects to process the refund itself), and/or (vi) any claim made by any person against Buyer based on or resulting directly or indirectly from (a) any actual or alleged action or failure to act of SMG or Local (including, without limitation, its employees, officers or agents), but only to the extent the same violates SMG’s or Local’s express representations and warranties contained in this Agreement; (b) any transaction, circumstance, sale of goods or services, state of facts, procedure, policy, practice or other condition in connection with the Acquired Assets, in either event which occurred or existed before the Closing Date; or (c) with respect to an employee’s period of employment with SMG or Local, any violation of any employment Law or regulation or Seller’s personnel policies including any policy concerning payment of wages, overtime, accrued vacation, paid time off, sick pay, severance pay or employee benefit.

(b)            Indemnity by Buyer. Buyer shall indemnify and hold harmless SMG and Local and their respective directors, officers, and employees (“Seller Indemnified Parties”) from and against all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following: (i) any inaccuracy in or breach or non-fulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or the other agreements and documents to be executed and delivered by Buyer pursuant to this Agreement, and/or (ii) any claim made by any person against a Seller Indemnified Party based on or resulting directly or indirectly from any transaction, circumstance, sale of goods or services, state of facts, procedure, policy, practice or other condition in connection with the Acquired Assets, in either event which occurred on or after the Closing Date.

(c)            Survival and Limitations. All of the warranties, covenants and representations that are covered by the indemnification agreements in Sections 7(a) shall (i) survive the Closing and (ii) the representations and warranties shall expire on the first (1st) anniversary of the Closing Date, provided that the representations and warranties set forth in Sections 3(a), 3(b), and 3(e) shall survive until the expiration of all statutes of limitations applicable to the matters referenced therein. No party shall seek or be entitled to any punitive damages, consequential damages or damages based on estimated lost profits. The aggregate liability of the Seller for Damages under Section 7(a) shall not exceed the Purchase Price actually paid to and received by Seller.

(d)            Claims Procedure for Third-Party Claims. For purposes of this Agreement, “Indemnified Party” means the Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under this Section 7 of this Agreement. “Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party. Promptly following receipt by an Indemnified Party of notice by a third party (including any governmental entity) of, or the time at which the Indemnified Party discovered or reasonably should have discovered, any complaint, claim or demand or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnified Party shall notify Seller or Buyer, as the case may be, as the Indemnifying Party, in a writing (a “Third Party Claim Notice”) that shall describe in reasonable detail the particulars of such Third Party Claim and alleged Damages of which the Party has Knowledge relating thereto (including a copy of the written underlying complaint, claim or demand, if any); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or the Indemnifying Party is otherwise actually prejudiced by such failure or delay. The Indemnifying Party shall have the right (but not the obligation), upon written notice delivered to the Indemnified Party within twenty (20) calendar days after the receipt of the Third Party Claim Notice, to assume the defense of such Third Party Claim, if such Third Party Claim involves solely monetary damages, including the employment of counsel of the Indemnifying Party’s own choosing and the payment of the fees and disbursements of such counsel, and the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party for any fees or expenses of any other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, incurred by or on behalf of the Indemnified Party; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any such Third Party Claim if (i) such Third Party Claim could reasonably be expected to result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably and in good faith believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim are in material conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails to assume (or to give timely notice of the same within such twenty (20) calendar days), or is not permitted to assume the defense of such Third Party Claim on the terms provided above, or if the Indemnifying Party is not entitled to assume the defense of any such Third Party Claim in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it from any such Third Party Claim and the Indemnifying Party shall, if and at such time as it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnified Party in respect of Damages arising from such Third Party Claim, pay the reasonable fees and disbursements of such counsel for the Indemnified Party. The Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of any such Third Party Claim in accordance with this Section 7(d), shall have the right to participate in, but not control, the defense of such Third Party Claim and to retain its own counsel at its own expense. The Parties agree that, notwithstanding the assumption of the defense of any Third Party Claim by the Indemnifying Party, all reasonable fees and expenses of its or the Indemnified Party’s counsel or any other reasonable expenses with respect to the defense of such Third Party Claim, in each case, incurred by or on behalf of the Indemnifying Party in connection with the defense of such Third Party Claim (including all indemnifiable fees, expenses and other amounts and Damages incurred by or on behalf of the Indemnified Party prior to the Indemnifying Party’s assumption of such defense) shall be reimbursed to such Indemnifying Party by the Indemnified Parties promptly upon invoice, as and when the same are incurred. The Indemnifying Party or the Indemnified Party (as the case may be) controlling the defense of any such Third Party Claim shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of such Third Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other with respect to the defense of any such Third Party Claim. No Indemnified Party may settle or compromise any Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise, or consent to the entry of any judgment with respect to, any Third Party Claim for which indemnification is being sought hereunder unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, managers, and employees from all liability arising out of such Third Party Claim, (B) does not contain any admission or statement admitting to any wrongdoing or liability on behalf of the Indemnified Party and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party.

(e)            Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Section 7 shall deliver to the Indemnifying Party the Third Party Claim Notice. Within twenty (20) calendar days after receipt of a Third Party Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the claimed amount of Damages set forth in the Third Party Claim Notice (the “Claimed Amount”) (in which case the Indemnifying Party shall pay the Claimed Amount to the Indemnified Party by wire transfer of immediately available funds within ten (10) days after providing such response), (ii) agree that the Indemnified Party is entitled to receive a portion of the Claimed Amount (in which case such response shall be promptly followed by a payment by the Indemnifying Party to the Indemnified Party of the agreed upon portion of the Claimed Amount, by wire transfer of immediately available funds), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. The Parties shall cooperate in good faith to resolve any disagreement with respect to the Claimed Amount.

(f)            Setoff of Monthly Payments. Buyer shall have the option of recouping all or any part of any mutually approved Claimed Amount to which is its entitled by notifying Seller that Buyer is setting off such amount from the amount payable under the remaining Monthly Payments; provided, however, if the Claimed Amount arises under Section 7(a)(v) (a “PCL Claim”), such right of offset shall be limited (i) such that no individual Monthly Payment may be reduced to less than Five Thousand Dollars ($5,000), and (2) Buyer may not set off an aggregate amount of PCL Claims greater than Twenty Thousand Dollars ($20,000).

SECTION 8.

MISCELLANEOUS

(a)            Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party. After the Closing, Local shall announce the transaction on Form 8-K filed with the Securities and Exchange Commission, along with a copy of this Agreement and such other information as may be required by applicable regulation.

(c)            No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)            Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)            Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or .pdf scan), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)            Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller or Local:	Local Corporation Attn: Chief Financial Officer Address: 7555 Irvine Center Drive City, State, Zip: Irvine, CA 92618 Email: kcragun@local.com Telephone: 949-789-0800

If to Buyer:	nCrowd, Inc. Attn: Brian Conley 810 W. Clinch Ave Knoxville, TN 37902 Email: brian@ncrowd.com Telephone: (865) 771-2425

With a copy to:	Curt Creely Foley & Lardner LLP 100 North Tampa St., Suite 2700 Tampa, Florida 33602 Email: ccreely@foley.com Phone: (813) 225-4122

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)            Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States of America located in the State of Georgia for any claims arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any Georgia court that such litigation brought therein has been brought in an inconvenient forum.

(j)            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and SMG and Local. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Expenses. Each of Buyer, Local and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller.

(m)            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

(n)            Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

nCrowd, Inc.,

By: /s/ Brian Conley

Title: CEO

Local Corporation

By: /s/ Heath B. Clarke

Title: CEO

Screamin Media Group, Inc.,

By: /s/ Heath B. Clarke

Title: CEO

SCHEDULE 1.1

Additional Acquired Assets

1.	Assignment of all computer programs and code developed and owned by Seller with respect to the Business

2.	The following Internet domains of Seller: www.spreebird.com

3.	All books and records associated with the Business and the Acquired Assets, including vendor lists (although Seller may keep a copy for archival purposes), subject to the exclusions set forth in the definition of the Acquired Assets and also excluding all accounting records (such as account payable files and historical journal entries) not specifically related to the Acquired Assets (provided that Seller will provide Buyer, upon Buyer’s request, with a copy of any accounting records specifically related to the Acquired Assets).

4.	All goodwill associated with the Business and the Acquired Assets.

5.	The following trade names, trademarks, and fictitious names, and other Intellectual Property, used or held for use in the Business:

a.	Spreebird trademark
b.	Screamin Media Group tradename
c.	Spreebird backend software, including:

i.	Administration UI
ii.	Reports
iii.	Email Creation Application
iv.	Email Templates
v.	Customer Service UI
vi.	Deal Construction UI
vii.	Content Management System (Ready, Set, Go Platform License)

6.	All claims, rights, and causes of action relating to the Acquired Assets to the extent accruing or continuing on or after the Closing Date.